Schedule A

FIRST INVESTORS TAX EXEMPT FUNDS
Tax Exempt Income Fund
Tax Exempt Opportunities Fund
Connecticut Tax Exempt Fund
Massachusetts Tax Exempt Fund
Michigan Tax Exempt Fund
Minnesota Tax Exempt Fund
New Jersey Tax Exempt Fund
New York Tax Exempt Fund
North Carolina Tax Exempt Fund
Ohio Tax Exempt Fund
Oregon Tax Exempt Fund
Pennsylvania Tax Exempt Fund
Virginia Tax Exempt Fund

Dated: April 26, 2018